Exhibit 99.1

FOR IMMEDIATE RELEASE:

ChromaDex Names Former Chairman & CEO of The Quaker Oats Company,
William Smithburg, to its Board of Directors

IRVINE, Calif., June 7, 2016 – ChromaDex Corp. (NASDAQ: CDXC), an innovator of proprietary health, wellness, and nutritional ingredients, that creates science-based solutions to dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products, announced today that William Smithburg has joined the Company's board of directors as an independent director.

Smithburg, age 77, joined The Quaker Oats Company in 1966 as a brand manager, becoming vice president and general manager of the Cereals division in 1970. In 1976, he became executive vice president – U.S. Grocery Products, the largest division of The Quaker Oats Company. He was named to the board of directors of The Quaker Oats Company in 1978 and in 1979 was named president and chief operating officer. In 1981, he was named Quaker’s chief executive officer and in 1983 was appointed chairman of the board. He served as chief executive officer and chairman until his retirement in December, 1997. He currently serves on the board of directors of the Barry-Wehmiller Company. Smithburg previously served as director of Abbott Laboratories (1992-2011), The Northern Trust Company (1981-2011), Corning Incorporated (1987-2012), and Smurfit-Stone Container Corp (2003-2010). He also served on the board of directors of the Grocery Manufacturers of America from 1981 to 1997 and was chairman of the Grocery Manufacturers of America’s board of directors from 1993 to 1995. He also serves as a life trustee of Northwestern University and on the board of Big Shoulders. He has served as a member of the Civic Committee of the Commercial Club of Chicago and a director of Northwestern Memorial Hospital where he was chairman of the board from 1992 to 1993. He received a B.S. degree from DePaul University, Chicago, in 1960, and an M.B.A. from Northwestern University in Evanston, Ill., in 1962.

Smithburg commented, “Having followed ChromaDex for the past two years as an interested shareholder, I have been impressed with both the growth of the Company and the strategic decisions made by its board and management. ChromaDex has a unique business model and a compelling portfolio of patented ingredient technologies, highlighted by NIAGEN® nicotinamide riboside. I am excited to join the board and look forward to working with Steve Allen, Frank Jaksch and the entire ChromaDex board and management team in creating and driving shareholder value.”

Steve Allen, chairman of ChromaDex, stated, “We have been building an extremely capable board over the past two years, and adding Smithburg is nothing short of a coup for ChromaDex. He is an incredibly accomplished business executive and respected corporate leader who ran one the greatest companies in American history - Quaker Oats. His business savvy as well as his relationships in the food and beverage industry immediately makes him a valuable board member and advocate for ChromaDex.”

As a member of the ChromaDex board, Smithburg will be filing a Form 3 with the Securities and Exchange Commission reporting an initial statement of ownership of shares of ChromaDex common stock. That report will show Smithburg currently owns 640,000 shares of ChromaDex common stock, all of which he acquired through open market purchases.

About ChromaDex:
ChromaDex leverages its complementary business units to discover, acquire, develop and commercialize patented and proprietary ingredient technologies that address the dietary supplement, food, beverage, skin care and pharmaceutical markets. In addition to our ingredient technologies unit, we also have business units focused on natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (known as Spherix Consulting). As a result of our relationships with leading universities and research institutions, we are able to discover and license early stage, IP-backed ingredient technologies. We then utilize our in-house chemistry, regulatory and safety consulting business units to develop commercially viable ingredients. Our ingredient portfolio is backed with clinical and scientific research, as well as extensive IP protection. Our portfolio of patented ingredient technologies includes NIAGEN® nicotinamide riboside; pTeroPure® pterostilbene; PURENERGY®, a caffeine-pTeroPure® co-crystal; ProC3G®, a natural black rice containing cyanidin-3-glucoside; IMMULINA®, a spirulina extract; and Purple Corn derived from a proprietary non-GMO purple corn hybrid which contains an extraordinarily high level of anthocyanins. To learn more about ChromaDex, please visit www.ChromaDex.com.

Forward-Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in ChromaDex's business. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended January 2, 2016, ChromaDex's Quarter Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com